Exhibit 1(ii) under Form N-1A
                                       Exhibit 3(a) under Item 601/Reg. S-K


                         FEDERATED MUNICIPAL TRUST


                              Amendment No. 3
                                    to
                           DECLARATION OF TRUST
                          Dated September 1, 1989

     THIS Declaration of Trust is amended as follows:

     A. Strike the first paragraph of Section 5 of Article III in its entirety from the Declaration of Trust and substitute in its place the following:

          `Section 5.  Establishment and Designation of Series or Class.

               Without limiting the authority of the Trustees set forth in
          Article XII, Section 8, inter alia, to establish and designate any additional Series of Class or to modify the rights and preferences of any existing Series or Class, Connecticut Municipal Cash Trust, Massachusetts Municipal Cash Trust, and Pennsylvania Municipal Cash Trust shall be, and are established and designated as, Series of the Trust.''

     The undersigned Assistant Secretary of Federated Municipal Trust hereby certifies that the above stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust by unanimous consent on the 19th day of June, 1990.
     WITNESS the due execution hereof this 1st day of August 1990.


                              /s/ G. Andrew Bonnewell


                              G. Andrew Bonnewell
                              Assistant Secretary